PROSPECTUS Dated March 29, 1995                   Pricing Supplement No. 42 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 33-57833
Dated March 29, 1995                   Dated February 13, 1996; Rule 424(b)(3)


                           Morgan Stanley Group Inc.
                      GLOBAL MEDIUM-TERM NOTES, SERIES E
           Senior Euro Fixed Rate Bearer Notes Due February 27, 1998

   The Global Medium-Term Notes, Series E (Senior Euro Fixed Rate Bearer Notes Due February 27, 1998) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley Group Inc. (the "Company") prior to the Maturity Date other than under the circumstances described under "Description of Notes - Tax Redemption" in the accompanying Prospectus Supplement. The Notes will be issued only in bearer form, which form is further described under "Description of Notes - Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form.

   The Notes are further described under "Description of Notes - Fixed Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

PRINCIPAL AMOUNT:                          INITIAL REDEMPTION DATE:         APPLICABILITY OF MODIFIED
  YEN 10,000,000,000                         N/A                            PAYMENT UPON ACCELERATION:
                                                                              N/A
MATURITY DATE:                             INITIAL REDEMPTION
  February 27, 1998                        PERCENTAGE:  N/A                 IF YES, STATE ISSUE PRICE:  N/A

DATE OF ISSUANCE AND                       ANNUAL REDEMPTION                OPTIONAL REPAYMENT DATE(S):
SETTLEMENT DATE:                           PERCENTAGE REDUCTION:              N/A
  February 27, 1996                          N/A
                                                                            DENOMINATIONS:
INTEREST ACCRUAL DATE:                     INITIAL ACCRUAL PERIOD OID:        YEN 100,000,000
  February 27, 1996                          N/A
                                                                            SPECIFIED CURRENCY:
TOTAL AMOUNT OF OID:                       INTEREST RATE:  1.28%              Japanese Yen
  N/A
                                           INTEREST PAYMENT DATES:          CALCULATION AGENT:
ORIGINAL YIELD TO MATURITY:                  February 27, 1997 and            N/A
  N/A                                        February 27, 1998, or,
                                             if such day is not a           COMMON CODE:  6411126
ISSUE PRICE:                                 Business Day, the next
  100.15%                                    succeeding Business Day        ISIN:  XS0064111262

REDEMPTION PRICE:  100.00%                 BUSINESS DAYS:
                                             Tokyo, London, New York
PAYING AGENT:
  Chemical Bank N.A.
  (London Branch)

 Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.



                       Morgan Stanley & Co. International

  Fuji International Finance PLC                            Nikko Europe plc


Plan of Distribution:

   Each Manager has represented and agreed that (i) it has not offered or sold and, prior to the expiry of the period of six months from the Settlement Date, will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemption) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.